UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):     January 23, 2009

WEYCO GROUP, INC.

(Exact name of registrant as specified in its charter)

Wisconsin	0-9068	39-0702200
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

333 W. Estabrook Blvd. P. O. Box 1188 Milwaukee, WI	53201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 414-908-1600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 1.01             Entry into a Material Definitive Agreement.

On January 23, 2009, Weyco Group, Inc. (“Weyco”) entered into a series of transactions to acquire a majority interest in the licensees of its Florsheim, Stacy Adams and Nunn Bush branded shoes in the Australian, Asia Pacific and South African markets.  As part of the transactions, Weyco entered into a subscription agreement pursuant to which it acquired a 60% equity interest in Florsheim Australia Pty Ltd (f/k/a Sha Capital Pty Ltd), an Australia corporation (“Florsheim Australia”), for an equity investment of approximately U.S. $3.5 million.  A copy of the subscription agreement is attached hereto as Exhibit 10.1.  Weyco also entered into a shareholders agreement with Seraneuse Pty Ltd as trustee for the Byblos Trust (the “Trust”), the owner of the remaining 40% of the equity in Florsheim Australia.  The ultimate beneficiary of the Trust is David Venner, the former Chief Financial Officer of Figgins Holdings Pty Ltd, an Australia corporation (“Figgins Holdings”) and Weyco’s licensee of Florsheim and Stacy Adams branded shoes in Australia prior to the transactions.  After the transactions, Mr. Venner will be the President of Florsheim Australia.  A copy of the shareholders agreement is attached hereto as Exhibit 10.2.  Florsheim Australia was established for the purpose of acquiring the stock and assets of certain of Weyco’s licensees.  Immediately after entering into the subscription and shareholders agreements, Weyco Investments, Inc., a Weyco subsidiary, entered into a loan agreement with Florsheim Australia.  The loan agreement provides for a U.S. $4,841,200 secured term loan (to amortize over four years) and a one-year U.S. $2,100,000 secured revolving credit loan.  The term loan was fully funded at closing and U.S. $1,500,000 million of the revolving credit loan was advanced to Florsheim Australia.  Florsheim Australia’s obligations under the loan agreement are secured by a fixed and floating charge agreement, which grants a lien on all of Florsheim Australia’s assets in favor of Weyco Investments, Inc.  Copies of the loan agreement and the fixed and floating charge agreement are attached hereto as Exhibits 10.3 and 10.4, respectively.  The subscription agreement provides that Weyco’s equity interest in Florsheim Australia will decrease to 51% and the Trust’s equity interest will increase to a maximum of 49% as the loan agreement is paid in accordance with its terms.

Subsequently, on January 23, 2009, Florsheim Australia used the proceeds of the foregoing investment and loans, together with the Trust’s equity investment, to acquire all of the outstanding stock of Florsheim South Africa Pty Ltd, a South Africa company (“FSA”), and Florsheim Asia Pacific Ltd, a Hong Kong company (“FAPL”), and to acquire from Figgins Holdings substantially all of those operating assets and liabilities that relate to the wholesale and retail businesses of Florsheim and Stacy Adams branded shoes in Australia and New Zealand.  The assets and liabilities acquired by Florsheim Australia principally included inventory, accounts receivable, leasehold improvements, accounts payable and accrued employee benefits.   FSA and FAPL sell Florsheim, Stacy Adams and Nunn Bush branded shoes at wholesale under exclusive license agreements with Weyco in the South Africa and Asia Pacific markets, respectively.   The aggregate purchase price of these acquisitions was approximately U.S. $10 million.  Total net sales for the combined businesses acquired were approximately U.S. $25 million for their fiscal year ended June 30, 2008, with the vast majority of sales under the Florsheim brand name.

Item 7.01             Regulation FD Disclosure.

On January 23, 2009, Weyco issued a press release announcing the transactions described in Item 1.01 above.  A copy of the press release is attached hereto as Exhibit 99.1.  The information in this Item 7.01, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

Item 8.01             Other Events.

See Item 1.01 above.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits

99.1	Press release issued by the registrant on January 23, 2009.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 23, 2009	WEYCO GROUP, INC.

/s/ John Wittkowske
John Wittkowske
Senior Vice President/CFO

Exhibit Index

99.1           Press release issued by the registrant on January 23, 2009.